Exhibit 21

ENTERPRISE DIVERSIFIED, INC. AND SUBSIDIARIES

LISTING OF SUBSIDIARIES

	State of Incorporation	Percentage Owned by Registrant
Bonhoeffer Capital Management, LLC	New York	100%
EDI Real Estate, LLC	Virginia	100%
Mt Melrose, LLC [1]	Delaware	35% [2]
Sitestar.net, Inc.	Virginia	100%
Specialty Contracting Group, LLC [3]	Delaware	100%
Willow Oak Asset Management, LLC	Delaware	100%
Willow Oak Capital Management, LLC	Delaware	100%

[1] Entity ceased to be a subsidiary of the Company (as defined in Rule 1-02(x) of Regulation S-X) effective as of June 27, 2019, upon the closing of the transactions under that certain Membership Interest Purchase Agreement between the Company and Woodmont Lexington, LLC.

[2] Ownership percentage in entity is in dispute by the Company and Woodmont Lexington, LLC. The Company maintains that its ownership percentage is 35%; Woodmont Lexington, LLC asserts that the Company’s ownership percentage is 20.8%.

[3] Entity ceased to be a subsidiary of the Company (as defined in Rule 1-02(x) of Regulation S-X) effective as of November 15, 2019, upon the filing of its Certificate of Cancellation with the Secretary of State of the State of Delaware.